FIRST AMENDMENT
TO
EXPENSE LIMITATION AGREEMENT

This First Amendment to the Amended and Restated Expense Limitation Agreement ("Amendment") is made and entered into this 3rd day of March 2010, by and between Congressional Effect Management, LLC (the "Advisor") and Congressional Effect Family of Funds (the "Trust"), on behalf of the Congressional Effect Fund (the “Fund”).

WITNESSETH:

WHEREAS, the Advisor and the Trust wish to amend that certain Expense Limitation Agreement ("Agreement") dated July 20, 2009 between the Advisor and the Trust to modify and change the termination date of the Agreement as specified in paragraph 2 of the Agreement; and

WHEREAS, the Advisor and the Trust have determined that it is appropriate and in the best interest of the Fund to change the termination date of the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Paragraph 2 of the Agreement is hereby deleted in its entirety and is replaced with the following:

This Agreement with respect to the Fund shall continue in effect until the last day of May 2011, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement  (“Non-Interested Trustees”).  Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon written notice ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

2.  Except as expressly modified or amended herein, all other terms, provisions and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers the day and year first above written.

CONGRESSIONAL EFFECT FAMILY OF FUNDS
ON BEHALF OF CONGRESSIONAL EFFECT FUND

By: /s/ Eric T. Singer_____________
Eric T. Singer, Trustee

CONGRESSIONAL EFFECT MANAGEMENT, LLC

By: /s/ Eric T. Singer_____________
Eric T. Singer,
Managing Member